As filed with the United States Securities and Exchange Commission on October 26, 2018.

Registration Statement No. 333-227698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Orchard Rx Limited1

(Exact name of registrant as specified in its charter)

England and Wales	2836	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

108 Cannon Street

London EC4N 6EU

United Kingdom

Tel: +44 (0) 203 384 6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

10 East 40th Street 10th Floor

New York, New York 10016

+1 212 947 7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom Michael H. Bison Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Andrew Harrow Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY United Kingdom +44 20 7447 4200	Deanna L. Kirkpatrick Marcel R. Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company  ☑

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standards” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

1.	We intend to alter the legal status of our company under English law from a private limited company by re-registering as a public limited company and changing our name from Orchard Rx Limited to Orchard Therapeutics plc prior to the completion of this offering. Prior to re-registration, Orchard Therapeutics Limited will change its name to Orchard Therapeutics (Europe) Limited.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form F-1 (“Registration Statement”) is being filed solely for the purpose of filing an updated Exhibit 5.1 and updating Item 8 of the Registration Statement accordingly. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly, such prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Subject to the Companies Act 2006, members of the registrant’s board of directors and its officers (excluding auditors) have the benefit of the following indemnification provisions in the registrant’s Articles of Association:

Current and former members of the registrant’s board of directors or officers shall be reimbursed for:

(i)	all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the registrant, including any liability incurred in defending any criminal or civil proceedings; and

(ii)	expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company, or collectively the Statutes, arising in relation to the registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company,(ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.

Item 7. Recent Sales of Unregistered Securities.

In the three year preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. All share and per share information presented in this Item 7 does not reflect the 1-for-0.8003 reverse split that will be part of our corporate reorganization:

(a) Issuances of Share Capital

In September 2015, Orchard Therapeutics Limited issued one ordinary share of £1.00 nominal value to one investor for consideration of £1.00 which share, on December 17, 2015, was subdivided into 100,000 ordinary shares of £0.00001 nominal value.

In December 2015, Orchard Therapeutics Limited issued 2,500,000 ordinary shares to one investor for aggregate consideration of £25.00.

In December 2015, Orchard Therapeutics Limited issued 770,175 ordinary shares to two individuals for aggregate consideration of £7.70.

In February 2016, Orchard Therapeutics Limited issued 4,300,000 shares to one investor as consideration for entering into a license agreement.

In April 2016, Orchard Therapeutics Limited issued 1,000,000 ordinary shares to three investors and three individuals as consideration for entering into a license agreement.

In December 2016, Orchard Therapeutics Limited issued 735,000 ordinary shares to one investor as consideration for entering into a license agreement.

In February 2017, Orchard Therapeutics Limited issued 320,000 ordinary shares to one investor for aggregate consideration of £3.20.

In March 2017, Orchard Therapeutics Limited issued 825,000 ordinary shares to one investor as consideration for satisfying a milestone under a license agreement.

In each of November 2017 and August 2018, Orchard Therapeutics Limited issued 188,462 ordinary shares to one investor as consideration for satisfying a milestone under a license agreement.

In December 2017, Orchard Therapeutics Limited issued 704,545 ordinary shares to one investor as consideration for satisfying a milestone under a license agreement.

In February 2018, Orchard Therapeutics Limited issued 437,049 ordinary shares to one investor as consideration for entering into a license agreement.

In February 2016, with subsequent closings in May 2016, July 2016, August 2016, January 2017 and February 2017, Orchard Therapeutics Limited issued an aggregate of 21,000,000 Series A convertible preferred shares to two investors for aggregate consideration of £21.0 million.

In March 2017, with subsequent closings in August 2017, October 2017, December 2017 and January 2018, Orchard Therapeutics Limited issued an aggregate of 21,198,154 Series B convertible preferred shares to 17 investors for aggregate consideration of £85.2 million.

In April 2018, Orchard Therapeutics Limited issued an aggregate of 15,563,230 Series B-2 convertible preferred shares to GSK pursuant to the terms of an asset purchase and license agreement.

In August 2018, Orchard Therapeutics Limited issued an aggregate of 17,421,600 Series C convertible preferred shares to 60 investors for aggregate consideration of approximately $150.0 million.

No underwriters were involved in the foregoing sales of securities. The sales of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b) Grants and Exercises of Options and Restricted Share Awards

We have granted share options to purchase an aggregate of 13,056,620 ordinary shares, with exercise prices ranging from £0.00001 to $8.24 per share, to employees and directors pursuant to the 2016 Plan. In May 2018, Orchard Therapeutics Limited issued 17,552 ordinary shares to two individuals upon exercise of options for an aggregate purchase price of $27,276.

The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans. The ordinary shares issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit number		Description of exhibit

1.1	*	Form of Underwriting Agreement.

2.1	† *	Asset Purchase and License Agreement, by and among the registrant, Glaxo Group Limited and GlaxoSmithKline Intellectual Property Development Ltd., dated April 11, 2018 (schedules, exhibits, and similar supporting attachments are omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request).

3.1	*	Form of Articles of Association of Orchard Therapeutics plc (to be effective upon completion of this offering).

4.1	*	Form of Deposit Agreement.

4.2	*	Form of American Depositary Receipt (included in exhibit 4.1).

5.1		Opinion of Goodwin Procter (UK) LLP.

10.1	*	Investment and shareholders’ agreement by and between the registrant and the shareholders named therein, dated August 2, 2018.

Exhibit number		Description of exhibit

10.2	#*	2016 Employee Share Option Plan with Non-Employee Sub-Plan and U.S. Sub-Plan, as amended.

10.3	#*	2018 Share Option and Incentive Plan (to be effective upon effectiveness of this registration statement).

10.4	† *	Deed of Novation, by and among the registrant, Glaxo Group Limited, GlaxoSmithKline Intellectual Property Development Limited, GlaxoSmithKline S.p.A., Fondazione Telethon and Ospedale San Raffaele (in its own capacity and as successor in interest to Fondazione Centro San Raffaele Del Monte Tabor), dated April 5, 2018.

10.5	† *	Research and Development Collaboration and License Agreement, by and among Glaxo Group Limited, Fondazione Telethon and Fondazione Centro San Raffaele del Monte Tabor, dated October 15, 2010, as amended.

10.6	#*	Form of Deed of Indemnity between the registrant and each of its directors and executive officers.

10.7	*	Lease Agreement, dated as of January 19, 2018, by and between the Registrant and New Connect Investments Limited.

10.8	† *	License and Development Agreement, by and between the registrant and Oxford BioMedica (UK) Limited, dated November 28, 2016, as amended.

10.9	† *	License Agreement between UCL Business Plc, The Regents of the University of California and the registrant, dated February 6, 2016, as amended.

10.10	#*	2018 Employee Share Purchase Plan (to be effective upon effectiveness of this registration statement).

10.11	*	Director Nomination Agreement, dated as of October 18, 2018, by and between the registrant and Glaxo Group Limited.

21.1	*	Subsidiaries of the registrant.

23.1	*	Consent of independent registered public accounting firm.

23.2		Consent of Goodwin Procter (UK) LLP (included in exhibit 5.1).

24.1	*	Power of Attorney (included on signature page to this registration statement).

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the registration statement and filed separately with the United States Securities and Exchange Commission.

*	Previously filed.

#	Indicates a management contract or any compensatory plan, contract or arrangement.

(b) Financial Statement Schedules

None. All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on October 26, 2018.

ORCHARD RX LIMITED

By:	/s/ Mark Rothera

Mark Rothera

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Rothera Mark Rothera	President, Chief Executive Officer and Director (Principal Executive Officer)	October 26, 2018

/s/ Frank E. Thomas Frank E. Thomas	Chief Financial Officer and Chief Business Officer (Principal Financial Officer and Principal Accounting Officer)	October 26, 2018

* James A. Geraghty	Chairman of the Board of Directors	October 26, 2018

* Joanne T. Beck, Ph.D.	Director	October 26, 2018

* Marc Dunoyer	Director	October 26, 2018

* Jon Ellis, Ph.D.	Director	October 26, 2018

* Bobby Gaspar, M.D., Ph.D.	Director	October 26, 2018

* Alex Pasteur, Ph.D.	Director	October 26, 2018

* Charles A. Rowland, Jr.	Director	October 26, 2018

* Hong Fang Song	Director	October 26, 2018

* Elise Wang	Director	October 26, 2018

Cogency Global Inc.

By:	/s/ Richard Arthur Name: Richard Arthur Title: Assistant Secretary	Authorized Representative in the United States	October 26, 2018

* By:	/s/ Frank E. Thomas Frank E. Thomas Attorney-in-fact